Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

ESGL Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Securities offered by the Selling Securityholders
Fees Previously Paid	Equity	Ordinary Shares	457	(c)	10,302,336	(2)	$0.93	(3)	$9,581,172.48	(3)	$0.0001102		$1,055.85
Fees Previously Paid	Equity	Ordinary Shares issuable on exercise of Warrants	457	(g)	9,002,331	(4)	$11.50	(5)	$103,526,806	(5)	$0.0001102		$11,408.66
Fees Previously Paid	Equity	Private Warrants to purchase Ordinary Shares	457	(i)	377,331	(6)	—	(7)	—	(7)	—		—
Fees to Be Paid	Equity	Ordinary Shares	457	(c)	315,000	(9)	$0.5065	(8)	$159,548	(8)	$0.0001476		$23.55
Fees to Be Paid	Equity	Ordinary Shares issuable on exercise of Warrants	457	(g)	315,000	(11)	$11.50	(5)	$3,622,500	(5)	$0.0001476		$534.68
Fees to Be Paid	Equity	Private Warrants to purchase Ordinary Shares	457	(i)	315,000	(10)	$—	(10)	—	(10)	—		—
Issuance of ESGL Ordinary Shares
Fees Previously Paid	Equity	Ordinary Shares issuable on exercise of Public Warrants	457	(c)	8,625,000	(4)	$0.93	(3)	$8,021,250	(3)	$0.0001102		$883.95
Fees to Be Paid	Equity	Ordinary Shares issuable on exercise of Private Warrants	457	(c)	377,331	(4)	$0.5065	(8)	$191,119		$0.0001476		$28.21

		Total Offering Amounts							$125,102,396			$
		Total Fees Previously Paid							$121,129,229		$0.0001102		$13,348.45
		Net Fee Due							$3,973,167		$0.0001476		$586.44

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, ESGL Holdings Limited (“ESGL”) is also registering an indeterminate number of additional ESGL Ordinary Shares that may become issuable to prevent dilution from any stock dividend, stock split, recapitalization or other similar transactions that could affect the securities to be offered by the Selling Securityholders named in this Registration Statement, and the ESGL Ordinary Shares set forth in this table shall be adjusted to include such shares, as applicable.

(2)	Represents (a) 2,533,581 ESGL Ordinary Shares issued to the Sponsor and certain directors and officers of Genesis Unicorn Capital Corp. pursuant to the Merger Agreement in connection with the Business Combination, (b) 3,250,000 Ordinary Shares to be resold by ACM ARRT K LLC and Vellar Opportunities Fund Master, Ltd., (c) 4,475,630 ESGL Ordinary Shares issued to certain former shareholders of Environmental Solutions Group Holdings Limited (“ESGH”) pursuant to the Merger Agreement in connection with the Business Combination for the cancellation of ordinary shares of ESGH previously held by such shareholders, and (d) 43,125 ESGL Ordinary Shares issued to the representative of the underwriters in the IPO of Genesis Unicorn Capital Corp.

(3)	Based on the average of the high ($0.97) and low ($0.89) prices of ESGL Ordinary Shares on the Nasdaq Global Market on September 13, 2023.

(4)	Represents (a) 8,625,000 ESGL Ordinary Shares issuable upon the exercise of Public Warrants, and (b) 377,331 ESGL Ordinary Shares issuable upon the exercise of Private Placement Warrants.

(5)	Based on the exercise price of Warrants, which is $11.50.

(6)	Represents 377,331 Private Placement Warrants, which are registered for resale on this Registration Statement.

(7)	In accordance with Rule 457(i), the entire registration fee for the 377,331 Private Placement Warrants is allocated to the ESGL Ordinary Shares underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.

(8)	Based on the average of the high ($0.542) and low ($0.4710) prices of ESGL Ordinary Shares on the Nasdaq Global Market on November 2, 2023.

(9)	Represents 315,000 ESGL Ordinary Shares issuable upon the conversion of the promissory note issued to the Sponsor dated October 12, 2022.

(10)	Represents 315,000 Private Placement Warrants, which are registered for resale on this Registration Statement.

(11)	Represents 315,000 ESGL Ordinary Shares issuable upon the exercise of Private Placement Warrants.